As filed with the Securities and Exchange Commission on August 7, 2017

Registration Nos. 333-204763, 333-196471, 333-189382, 333-186935, 333-180124, 333-172533, 333-165447, 333-157980, 333-149939 and 333-143906

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 2

TO

Registration Statements Nos. 333-204763, 333-196471, 333-189382, 333-186935, 333-180124, 333-172533, 333-165447, 333-157980, 333-149939 and 333-143906

UNDER THE SECURITIES ACT OF 1933

EnerNOC, Inc.
(Exact name of registrant as specified in its charter)

Delaware	87-0698303
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

EnerNOC, Inc. One Marina Park Drive, Suite 400 Boston, Massachusetts	02210
(Address of registrant’s principal executive offices)	(Zip Code)

EnerNOC, Inc. 2014 Long-Term Incentive Stock Plan
Amended and Restated EnerNOC, Inc. 2007 Employer, Director and Consultant Stock Plan
EnerNOC, Inc. Amended and Restated 2003 Stock Option and Incentive Plan
(Full title of the Plan)

Timothy G. Healy
Chief Executive Officer
EnerNOC, Inc.
One Marina Park Drive, Suite 400
Boston, Massachusetts 02210
(Name and Address of Agent for Service)

(617) 224-9900
(Telephone number, including area code, of agent for service)

Copy to:

Lance T. Brasher
Pankaj K. Sinha
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave., N.W.
Washington, DC 20005
(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Enel Green Power North America, Inc. completed its previously announced acquisition of EnerNOC, Inc. (the “Registrant”) on August 7, 2017.  Consequently, the Registrant no longer sponsors the EnerNOC, Inc. 2014 Long-Term Incentive Stock Plan (the “2014 Plan”), the Amended and Restated EnerNOC, Inc. 2007 Employer, Director and Consultant Stock Plan (the “2007 Plan”) or the EnerNOC, Inc. Amended and Restated 2003 Stock Option and Incentive Plan (the “2003 Plan,” and together with the 2014 Plan and the 2007 Plan, the “EnerNOC Plans”) and is filing this Post-Effective Amendment No. 2 to the Registration Statements on Form S-8 (this “Post-Effective Amendment”) to deregister any and all securities that were registered pursuant to Registration Statements Nos. 333-204763, 333-196471, 333-189382, 333-186935, 333-180124, 333-172533, 333-165447, 333-157980, 333-149939 and 333-143906  (collectively, the “Registration Statements”) and that remain unsold under the EnerNOC Plans.  The Registration Statements were filed with the Securities and Exchange Commission (the “Commission”) on June 5, 2015 in order to register an additional 1,700,000 shares of Common Stock, par value $0.001 per share, of the Registrant for sale under the 2014 Plan, on June 6, 2014 in order to register an additional 1,941,517 shares of Common Stock, par value $0.001 per share, of the Registrant for sale under the 2014 Plan, on June 17, 2013 in order to register an additional 2,500,000 shares of Common Stock,  par value $0.001 per share, of the Registrant for sale under the 2007 Plan, on February 28, 2013 in order to register an additional 500,000 shares of Common Stock,  par value $0.001 per share, of the Registrant for sale under the 2007 Plan, on March 15, 2012 in order to register an additional 520,000 shares of Common Stock,  par value $0.001 per share, of the Registrant for sale under the 2007 Plan, on March 1, 2011 in order to register an additional 520,000 shares of Common Stock,  par value $0.001 per share, of the Registrant for sale under the 2007 Plan, on March 12, 2010 in order to register an additional 520,000 shares of Common Stock,  par value $0.001 per share, of the Registrant for sale under the 2007 Plan, on March 16, 2009 in order to register an additional 520,000 shares of Common Stock,  par value $0.001 per share, of the Registrant for sale under the 2007 Plan, on March 28, 2008 in order to register an additional 520,000 shares of Common Stock,  par value $0.001 per share, of the Registrant for sale under the 2007 Plan and on June 20, 2007 in order to register 5,415,367 shares of Common Stock,  par value $0.001 per share, of the Registrant for sale under the 2003 Plan and 2007 Plan.

The Registrant has terminated any offering of the Registrant’s securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on August 7, 2017.

ENERNOC, INC.

By:	/s/ William G. Sorenson
William G. Sorenson
Chief Financial Officer

Note: No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933.